Exhibit 99.1

HOLOGIC, INC. ANNOUNCES EXCHANGE TRANSACTION TO

RETIRE 2.00% CONVERTIBLE SENIOR NOTES DUE 2037

BEDFORD, Mass. (February 14, 2013)—Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, announced today that the Company has entered into separate, privately-negotiated exchange agreements under which it will retire $370 million in aggregate principal of the Company’s outstanding 2.00% Convertible Senior Notes due 2037, issued on December 10, 2007 (“2007 Notes”), in exchange for its issuance of $370 million in aggregate principal of new 2.00% Convertible Senior Notes due 2043 (“New Notes”). Following these transactions, $405 million in aggregate principal amount of the 2007 Notes will remain outstanding. The Company will also have outstanding $450 million in aggregate principal amount of its 2.00% Convertible Exchange Senior Notes due 2037, issued on November 23, 2010, and $500 million in aggregate principal amount of its 2.00% Convertible Exchange Senior Notes due 2042, issued on March 5, 2012.

The New Notes mature in 2043 and will pay interest on the original principal amount semiannually at a rate of 2.00% per year until December 15, 2013. In addition, the New Notes will accrete principal from the date of issuance of the New Notes at a rate of 4.00% per year until and including December 15, 2017, and 2.00% per year thereafter. Commencing with the interest period beginning December 15, 2017, the New Notes will also pay contingent interest under certain circumstances based on their then current trading price. The initial conversion price of the New Notes is unchanged from the 2007 Notes and remains approximately $38.59 per share (equivalent to a conversion rate of 25.911 shares of common stock per $1,000 original principal amount of notes). The conversion price is subject to adjustment in certain events. However, the conversion rate will not be adjusted for accrued interest or accreted principal in excess of the original $1,000 principal amount, as accrued interest and accreted principal will not be convertible into common stock.

Shares of the Company’s common stock, into which the New Notes are convertible, have been reserved for issuance by the Company. Holders of the New Notes have the option to require the Company to purchase the notes outstanding on December 15, 2017 and certain subsequent dates, and in certain other circumstances, at a price equal to the accreted principal amount of the New Notes to be purchased plus any accrued and unpaid interest. The Company has the right to redeem the New Notes beginning December 15, 2017.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products. The Company operates four core business units focused on diagnostics, breast health, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Contacts:	Deborah Gordon	David Cross
	Vice President, Investor Relations	Vice President & Treasurer
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7716	(781) 999-7789

Al Kildani
Senior Director, Investor Relations
-	(858) 410-8653 al.kildani@hologic.com